Exhibit 99.1

Li3 Energy, Inc. Announces Its New Name and Ticker Symbol, a Forward Stock Split and Appoints Luis Saenz as CEO in Support of Its New Strategy

•	Press Release
•	Source: Li3 Energy, Inc.
•	On 9:00 am EST, Monday November 23, 2009

LIMA, Peru, Nov. 23 /PRNewswire-FirstCall/ - Li3 Energy, Inc. (OTC Bulletin Board: LIEG; "Li3 Energy"), formerly known as NanoDynamics Holdings, Inc., is pleased to announce today that it has changed its name to Li3 Energy, Inc., in support of its new business focus on the lithium mining industry in North and South America.

The new company name is effective immediately, following the required filings with the SEC, FINRA and the State of Nevada. This name change has been accompanied by a new trading symbol which is now "LIEG."

The Board of Directors of Li3 Energy has also approved a 15.625 to 1 forward stock split in the form of a dividend, with a record date of November 20, 2009, a payment date of November 23, 2009 and an "ex" date of November 24, 2009. The stock split will entitle each shareholder of record on November 20, 2009 to receive 14.625 additional shares of common stock for each one share owned. Additional shares issued as a result of the stock split will be distributed beginning November 23, 2009. Shareholders do not need to exchange existing stock certificates and will receive a new certificate reflecting the newly issued shares.

Additionally, Mr. Luis Saenz has joined the Company as our Chief Executive Officer and a director effective October 19, 2009.

Mr. Saenz brings an extensive track record of industry leadership to Li3 Energy, as he has over 18 years of experience in the mining industry. He is currently, and has been since July 21, 2008, the CEO, President and a director of Loreto Resources Corporation, a publicly listed company (OTC Bulleting Board: LRTC) focused on the mining sector in South America.

Mr. Saenz was employed at Standard Bank ("Standard") in Standard's investment banking unit, Standard Americas, Inc. until 2008. He joined Standard in New York in 1997 and relocated to Peru in 1998 to establish Standard's Peru representative office. While in Peru, he led Standard's mining and metals origination effort in the Latin America region. He returned to New York to head Standard's mining and metals team in the Americas. He previously worked for Pechiney World Trade in the base metals trading area before joining Merrill Lynch as Vice-President for Commodities in Latin America.

"I look forward to the opportunity to bring my experience and network of contacts throughout the Americas to assist Li3 Energy in its objective of becoming a significant worldwide lithium mining company. These corporate actions represent the first steps in our new operations and will aid us in our focus to identify corporate, and/or property acquisitions and joint venture opportunities in the lithium mining sector first in Peru, Argentina and Chile and later in other countries in the Americas. We are optimistic that soon we will be in the position to announce and complete our first transaction," said Luis Saenz, CEO of Li3 Energy.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an early stage, U.S. public company currently pursuing a business strategy in the Lithium mining and energy sector in the Americas, with an initial focus on identifying and acquiring opportunities in Peru, Argentina and Chile. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand.

Forward Looking Statements

Certain statements in this news release are forward-looking. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify corporate acquisition and/or joint venture opportunities in the lithium mining sector in Peru and Argentina and, more generally, in South America, and that the Company can establish the technical and managerial infrastructure and raise the necessary capital to take advantage of, and successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.